UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 22, 2005
BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24699	62-1742957

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

200 Talcott Avenue South
Watertown, Massachusetts	02472

(Address of Principal Executive Offices)	(Zip Code)
(617) 673-8000

(Registrant’s telephone number, including area code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Bright Horizons Family Solutions, Inc. (the “Company”) has entered into a Credit Agreement dated as of July 22, 2005 (the “Credit Agreement”) with the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, as syndication agent, providing for a five-year revolving credit facility in the amount of $60 million. The obligations under the Credit Agreement are general unsecured obligations of the Company. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this item.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
As discussed above, on July 22, 2005 the Company entered into the Credit Agreement, which provides for a revolving credit facility in the maximum principal amount of $60 million, including a $5,000,000 swing line subfacility and a $2,000,000 letter of credit subfacility. Unless terminated earlier, this revolving credit facility will mature five years after closing. Amounts outstanding thereunder are payable in full upon maturity.
The Company may use the net proceeds of the borrowings under the revolving credit facility for general corporate purposes, including acquisitions.
Advances under the revolving credit facility generally bear interest at variable rates based on a margin or spread in excess of either (1) the 7-day, one-month, two-month, three-month or six-month rate for Eurodollar deposits (the “Eurodollar Rate”) or (2) the greater of the federal funds rate plus 0.5% or the prime rate from time to time announced by the Administrative Agent (“Base Rate”), as selected by the Company. The margin or spread depends on the Company’s leverage ratio (i.e., its ratio of consolidated funded indebtedness to consolidated EBITDA). For Eurodollar Rate advances the margin or spread varies from 0.625% to 1.000% and for Base Rate advances the margin or spread is 0.000%.
Swing Line advances bear interest at variable rates based on a margin or spread in excess of either (1) a daily floating rate based on the one-month rate for Eurodollar deposits (the “Daily Eurodollar Rate”) or (2) the Base Rate, as selected by the Company. The margin or spread depends on the Company’s leverage ratio. For Daily Eurodollar Rate swing line advances the margin or spread varies from 0.745% to 1.125% and for Base Rate swing line advances the margin or spread is 0.000%.
Commitment fees accrue and are payable quarterly in arrears at a rate ranging from 0.125% to 0.200% per annum depending on the Company’s leverage ratio, multiplied by the daily unused portion of the revolving credit facility. Swing line loans are not usage for purposes of this calculation.
Letter of credit fees in respect of outstanding letters of credit accrue and are payable quarterly in arrears at a rate per annum equal to the applicable margin for Eurodollar Rate advances. Fronting and similar customary fees in respect of outstanding letters of credit are payable to the letter of credit issuer(s) by separate agreement.
The revolving credit facility is guaranteed by certain domestic subsidiaries of the Company, and any domestic subsidiary of the Company is required to become a guarantor if such subsidiary and its subsidiaries together have consolidated assets exceeding 25% of the consolidated assets of the Company and its subsidiaries.
The revolving credit facility includes an “accordion” feature allowing the Company to increase the amount of the revolving credit facility by an additional $40 million, subject to receipt of lender commitments for the additional amounts and satisfaction of other customary conditions such as the absence of a default.

The Credit Agreement requires compliance with specified financial ratios and tests, including a maximum leverage ratio, a minimum debt service coverage ratio and a minimum shareholders’ equity requirement.
The Credit Agreement also contains various affirmative and negative covenants, including, among others, covenants that may limit the ability of the Company and its subsidiaries to incur additional indebtedness; create or permit liens on assets; make certain investments; engage in fundamental organizational changes including mergers and consolidations; dispose of assets; make certain restricted payments; enter into new lines of business beyond its existing business lines and related businesses; engage in certain transactions with affiliates; or enter into agreements that limit the ability of the Company’s subsidiaries to pay dividends or other restricted payments, to make loans or transfer assets to the Company or another of its subsidiaries, to guarantee indebtedness of the Company or to grant liens on their assets.
If an event of default shall occur and be continuing, the commitments under the revolving credit facility may be terminated and the principal amount outstanding under the revolving credit facility, together with all accrued unpaid interest and other amounts owing under the Credit Agreement and related loan documents, may be declared immediately due and payable.
The description set forth above in Item 1.01 and this Item 2.03 is qualified by the Credit Agreement, which is filed as an exhibit herewith.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.

10.1
Credit Agreement, dated as of July 22, 2005, by and among Bright Horizons Family Solutions, Inc., the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and JPMorgan Chase Bank, as syndication agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
By:	/s/ Elizabeth J. Boland
Elizabeth J. Boland
Chief Financial Officer

Date: July 28, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated as of July 22, 2005, by and among Bright Horizons Family Solutions, Inc., the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and JP Morgan Chase Bank, as syndication agent.